Exhibit 8.2

mwe.com

February 7, 2020

KBL Merger Corp. IV
527 Stanton Christiana Rd.
Newark, DE 19713

Re:	Registration Statement on Form S-4 of KBL Merger Corp. IV

Dear Ladies and Gentlemen:

We have acted as counsel to 180 Life Sciences Corp., a Delaware corporation (“180”), in connection with the Business Combination Agreement, dated as of July 25, 2019, as amended (the “Business Combination Agreement”), among 180, KBL Merger Corp. IV, a Delaware corporation (“KBL”), KBL Merger Sub, Inc., a Delaware corporation, Katexco Pharmaceuticals Corp. a British Columbia corporation (“Katexco”), CannBioRex Pharmaceuticals Corp. a British Columbia corporation (“CBR Pharma”), 180 Therapeutics L.P., a Delaware limited partnership (“180 LP” and, together with 180, Katexco and CBR Pharma, the “180 Parties”) and Lawrence Pemble, in his capacity as representative of the stockholders of the 180 Parties.

This opinion is being delivered to you in connection with the filing by KBL with the Securities and Exchange Commission (the “Commission”) of Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-234650) (as further amended and supplemented through the date hereof, the “Registration Statement”), which includes the accompanying proxy statement/prospectus relating to the Business Combination Agreement.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Business Combination Agreement and/or the Registration Statement.

We hereby confirm that the discussion contained in the Registration Statement under the headings “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Considerations” and “— Material U.S. Federal Income Tax Consequences of the Business Combination ” pertaining to the U.S. federal income tax consequences of the Business Combination for holders of 180 Common Stock, insofar as such discussion constitutes statements of U.S. federal income tax law, subject to the assumptions, limitations and conditions set forth in the Registration Statement, represents our opinion as to the material U.S. federal income tax considerations to holders of 180 Common Stock in connection with the Business Combination.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the material U.S. federal income tax considerations to holders of 180 Common Stock in connection with the Business Combination. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP

340 Madison Avenue New York NY 10173-1922 Tel +1 212 547 5400 Fax +1 212 547 5444 US practice conducted through McDermott Will & Emery LLP.